Exhibit 10.3

LEASE AGREEMENT

This Lease Agreement (hereinafter referred to as this “Agreement”) made as of the 1st day of June, 2006, by and between GREENEVILLE-GREENE COUNTY AIRPORT AUTHORITY, established by the Town of Greeneville, Tennessee and Greene County, Tennessee for the purpose of operating the Greeneville-Greene County Airport and thereunto duly authorized (hereinafter referred to as “Lessor”), and FORWARD AIR CORPORATION (hereinafter referred to as “Lessee”).

WHEREAS, the Lessor and Lessee have reached an agreement pertaining to the terms of the Lessee leasing the hereinafter described corporate offices with attached hangars and related parking areas at the Greeneville-Greene County Airport (hereinafter referred to as “the Airport”), and the parties desire to place the same in writing;

NOW, THEREFORE, in consideration of the covenants contained herein, the parties agree as follows:

1.
Premises. Lessor does hereby lease unto the Lessee, and the Lessee agrees to lease the corporate office building and the two attached hangars located at the Airport along with convenient paved parking areas for at least one hundred (100) automobiles, convenient access for deliveries to the main lobby of the building by vehicles up to a tractor and trailer in size, and vehicular access to the “bus port” (said properties and improvements are hereinafter collectively referred to as the “Premises”). Lessor reserves the right to designate/construct and substitute new parking areas and loading areas provided that the new parking areas and loading areas: are submitted to Lessee in writing prior to such designation and/or construction; are substantially similar in location to the present parking and loading areas (as described in this Agreement below); are paved and marked for at least 100 parking spaces; allow convenient access for deliveries to the main lobby of the building by vehicles up to a tractor and trailer in size; have sufficient lighting to allow safe ingress and egress of employees, invitees and licensees to/from the parking area from/to the corporate office building; allow employees, invitees and licensees safe and appropriate egress and ingress to/from the parking lot from/to the office building (i.e. construction of stairs and walkways to facilitate parking lot and office building access, where necessary); allow vehicular access to the bus port; shall not interfere with Lessee’s business; and which substitution shall be subject to Lessee's approval (which approval shall not be unreasonably withheld). The present parking areas and loading area are the paved lot at the front of the building, the graded lot behind the hangars and the marked-off paved area between the taxiway and the building and the hangars.

2.
Term. The term of this Agreement shall be for a period of ten (10) years beginning July 28th 2006 with the Lessee having an exclusive option to renew this Agreement for two (2) successive periods - the first for ten (10) additional years and the second for five (5) years - each under the same terms and conditions as the original Agreement, with the exception that the monthly rent shall be adjusted to reflect the increase or decrease, if any, of the Urban Consumer Price Index, as published by the United States Department of Commerce or other federal agency, for the sixth month prior to the expiration of the original term hereof or the extended term which the Lessee has chosen to extend, over the same index as published for the month of July 2006. Accordingly, the monthly rent for each such extended term shall be determined by multiplying the rent for the initial month of the initial term of this Agreement by a fraction, the numerator of which shall consist of the Urban Consumer Price Index for the sixth month prior to the expiration of the initial or extended term of this Agreement (where Lessee has opted to extend this Agreement) and the denominator of which shall be the Urban Consumer Price Index for the month of July 2006. The Lessee may extend this Agreement by giving Lessor at least six (6) months prior written notice prior to the expiration of the initial or extended term of this Agreement which the Lessee desires to extend. Until such new rental is determined by Lessor, Lessee shall continue paying the current monthly rent. Within fifteen (15) days of notice by the Lessor of the new monthly rent, Lessee shall pay Lessor the difference owed.

3.
Rent. Lessee shall pay to Lessor a monthly rent of Nine Thousand and Twenty Dollars and Twenty Cents ($9,020.20) payable in advance on the first day of each month. Said rent shall be delivered on a timely basis to the Lessor in care of the Recorder for the Town of Greeneville, Town Hall, College Street, Greeneville, Tennessee.

4.
Use. The Premises may only be used for corporate offices and such other aeronautical purposes approved by Lessor. Lessee is hereby approved to use one of the hangars primarily for the storage of “corporate” aircraft and the maintenance of such aircraft; however, Lessee may continue the use of the other hangar for corporate office use. Lessee agrees to use the Premises in compliance with all applicable statutes, ordinances and regulations. Lessor acknowledges and agrees that Lessee’s current use of the Premises is consistent and in compliance with the terms of this Agreement and in compliance with all applicable statutes, ordinances and regulations.

5.
Maintenance, Repairs and Alteration. Lessee shall, at its sole cost and expense, maintain the Premises in good condition and repair, ordinary wear and tear excepted, and shall conduct preventive maintenance as is common to one engaged in like business.

The foregoing notwithstanding, Lessor shall (i) perform all maintenance and/or repairs which require an expenditure in excess of Two Thousand Five Hundred Dollars ($2,500.00), (ii) maintain the roof and exterior walls of the Premises, (iii) maintain the taxi-ways, ramps and parking areas and (iv) make all structural repairs, except as the same may be necessitated as a result of a negligent or wrongful act or omission of Lessee.

Lessee shall make no alterations or additions to the Premises without the prior written permission of the Lessor, which permission shall not be unreasonably withheld. However, Lessee shall have the right at its own expense during the term of this Agreement to attach trade fixtures, equipment and advertising signs, and make any alterations or additions to the Premises it may reasonably require in connection with the conduct of its business; provided, however, that such alterations or additions shall be made in such a manner as not to adversely affect the structural integrity of the Premises.

6.	Utilities. Lessee shall be responsible for payment of all utilities consumed by Lessee on the Premises.

7.
Insurance and Indemnification. Lessor shall insure the Premises other than Lessee’s improvements against all perils ordinarily insured against under a standard broad form casualty insurance policy with full replacement values.

Lessee shall obtain a comprehensive general liability insurance policy with a minimum single limit of $5,000,000 insuring its use of the Premises. Lessor shall be named as an additional insured on such policy and shall be entitled to thirty (30) days cancellation notice.

Should Lessee desire to use the Premises as a maintenance facility for aircraft belonging to others, Lessee shall obtain or require in any applicable sublease that the subtenant obtain a hangar keeper liability policy with minimum single limit of $2,500,000. Lessor shall be named as an additional insured on such policy and shall be entitled to thirty (30) days cancellation notice.

Should Lessee engage in any commercial air activity, Lessee shall obtain appropriate liability insurance with limits consistent with the activity. Lessor shall be named as an additional insured on such policy and shall be entitled to thirty (30) days cancellation notice.

Lessee shall provide Lessor annually with a certificate of insurance evidencing the insurance herein required.

In addition to the insurance set forth above, Lessee agrees to indemnify and hold harmless Lessor from any and all claims, including costs of defense and reasonable attorney’s fees, arising out of or attributable to any wrongful act or omission of the Lessee.

Lessee may insure its improvements provided Lessor is a named as a certificate holder and entitled to thirty (30) days cancellation notice.

8.	Public Facility. Lessee recognizes that the Premises are part of a public facility and this Agreement grants Lessee no special privileges or priority beyond the terms of this Agreement.

9.
Ingress and Egress. Lessee shall have the right to quiet and peaceable possession of the Premises during the term of this Agreement and any extension thereof. Consistent therewith, Lessee shall have the right of ingress and egress to the Premises, which rights shall extend to Lessee’s employees, passengers, guests, invitees and partners. In the event Lessor imposes any limitation or restriction which effectively prevents or substantially impairs Lessee’s use of the Premises as corporate offices, then Lessee may terminate its tenancy under this Agreement on ten (10) days written notice. Upon such termination, Lessee’s liability will be limited to such obligations which would have existed if the end of the lease term had coincided with the effective date of such termination. Lessee shall have the right to install, operate, maintain, repair and store all equipment necessary for the conduct of Lessee’s business. Furthermore, Lessee shall have the right in common with others authorized so to do to use common areas of the airport, including runways, taxiways, aprons roadways, floodlights, landing lights, signals and other conveniences for the take-off, flying and landing of aircraft of Lessee.

10.
Right of Entry. Lessor reserves the right to enter the Premises upon twenty-four (24) hours notice to inspect or maintain the same. In the event of an emergency, the notice herein shall be shortened or eliminated as the circumstances may require.

11.
Notices. All notices to be given a party hereto shall be in writing. The parties agree that written notice to the other shall be effective upon either (i) mailing the same to the other by postage prepaid, certified or registered return receipt U.S. Mail, addressed to such party at the address specified below, or (ii) hand delivery of the same to the Airport Manager on behalf of Lessor or upon Lessee’s agents. In addition, Lessee agrees that written notice to Lessee shall be effective upon posting by the Lessor of such written notice for five (5) consecutive days on the door of the Premises.

12.
Damage and Destruction. In the event any of the buildings or improvements on the Premises shall be damaged or destroyed by any insured peril, Lessor shall have the obligation to immediately, and at its cost and expense, to repair, replace and restore said buildings and improvements damaged or destroyed to the same condition that they were in prior to the occurrence of the peril into full tenantability; provided, however, Lessor shall within ten (10) days of such event notify Lessee of its intention to repair, replace and restore the same.

Lessor waives its rights of indemnity and subrogation against Lessee, its assigns, tenants, agents or employees for any loss resulting from such insured peril, provided that if such waiver results in any identifiable increase in the Lessor’s insurance premium, the Lessee shall promptly reimburse the Lessor for the amount thereof.

Lessee shall be excused from the payment of rentals during the period building or buildings are untenantable and being restored or rebuilt, and in the event of partial destruction and partial untenantability, suspension of rental shall be prorated in the relation that tenantable space bears to untenantable space.

In the event the Premises should become untenantable and/or the Lessee and its assigns be unable to operate its business upon the Premises, as a result of fire, tornado, or any other act of God, or war, insurrection, unavailability of fuel, exercised by the government of emergency powers or any other cause, not the fault of the Lessee, Lessee shall be relieved of the payment of rental during the time as said Premises remain untenantable or that it is unable to operate its business for any of such causes and upon the continuation of such untenantability or inability to operate its business by reason of such causes for ninety (90) consecutive days, Lessee may, at its option immediately declare in writing this Agreement terminated and thereupon Lessee's obligation to continue to lease under this Agreement shall cease.

13.	Rights Reserved to Lessor. Lessor reserves the right:

(i) to further develop or improve the Airport as it sees fit;

(ii) to take any action it considers necessary to protect the aerial approaches of the Airport against obstructions, together with the right to prevent Lessee from erecting, or permitting to be erected, any building or other structure on the Airport which, in the opinion of the Lessor would limit the usefulness of the Airport or constitute a hazard to aircraft;

and

(iii) for itself and the use and benefit of the public, a right of flight for passage of aircraft in the airspace above the surface of the real property hereinafter described, together with the right to cause in said airspace such noise as may be inherent in the operation of aircraft, now known or hereinafter used, for navigation of or flight in said airspace, and for use of said airspace for landing on, taking off from, or operating on the Airport.

14.	Miscellaneous Obligations of Lessee. Lessee shall be obligated:

(i) to observe and obey during the term of this Agreement, all laws, ordinances, rules and regulations promulgated and enforced by Lessor, provided the same do not impair Lessee’s rights under this Agreement, and by any other proper authority having jurisdiction over the conduct of operations at the Airport.

(ii) to conduct its business in a good, safe and businesslike manner and in compliance with all general or statutory laws, and such safety rules and programs as shall be prescribed and recommended by governmental agencies of the State and Federal governments having jurisdiction in the Premises;

(iii) to keep the Premises clean, properly dispose of all debris and other waste matter which may accumulate on the Premises;

(iv) to deliver up and surrender possession of the Premises at the expiration or termination of this Agreement in a good condition as when received, ordinary wear, tear, depreciation, damage resulting from acts of God, or other unavoidable casualties excepted.

15.
Assignment. This Agreement may assign this Agreement or sublet the entire demised Premises to any person, firm or corporation. Prior written consent of the Lessor is only required if the entire lease is assigned, or the entire Premises is sublet, which consent will not be unreasonably withheld. Lessee shall have the unrestricted right to assign this Lease or sublet in whole or in part the Premises to any corporate affiliate, provided Lessee shall remain liable to Lessor for the faithful fulfillment of the obligations of lessee under this Lease.

16.	Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto with respect to Lessee’s use and occupancy of the Premises.

17.
1981 Lease. The existing Lease dated July 27, 1981 originally between the Lessor and General Aviation of Tennessee, Inc. as modified over the years has been previously assumed by Lessee which assumption is hereby recognized by Lessor. The parties agree that said 1981 Lease shall expire by its own terms on July 27, 2006 and shall not be subject to renewal - it being the parties’ intent that this present Lease shall replace any desired renewal of said 1981 Lease.

IN WITNESS WHEREOF, the parties have caused the execution of this Agreement as of the day first above written.

GREENEVILLE-GREENE COUNTY
AIRPORT AUTHORITY

By /s/ Donald C. Henard

“Lessor”

FORWARD AIR CORPORATION

By /s/ Rodney L. Bell
“Lessee”

STATE OF TENNESSEE	)

COUNTY OF GREENE	)

Personally appeared before me, the undersigned authority, a Notary Public in and for said state and county, the within named Donald C. Henard, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who acknowledged that he is the Chairman of the Greeneville-Greene County Airport Authority, the within named Lessor, and that he as such Chairman, being authorized to do so, executed the foregoing instrument for the purposes therein contained.

WITNESS my hand and official seal of office in Greeneville, Tennessee, on this the 10th day of January, 2007.

/s/ Paula Chandler
Notary Public
[Seal: Notary Public at Large, Greene Co. Tenn.]

My Commission Expires: 4-17-2007

STATE OF TENNESSEE	)

COUNTY OF GREENE	)

Personally appeared before me, the undersigned authority, a Notary Public in and for said state and county, the within named Rodney L. Bell, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who acknowledged that he is the Senior VP and CFO of Forward Air Corporation, the within named Lessee, and that he as such Senior VP and CFO, being authorized to do so, executed the foregoing instrument for the purposes therein contained.

WITNESS my hand and official seal of office in Greeneville, Tennessee, on this the 8th day of January, 2007.

/s/ Kathy R. Lail
Notary Public
[Seal: State of Tennessee Notary Public, Hamblen County]

My Commission Expires: 03-27-2010